UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100
(Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On September 22, 2008, CKX, Inc. (“CKX” or the “Company”) issued a press release announcing that Robert F.X. Sillerman, on behalf of 19X, Inc., had notified the Board of Directors of CKX that in light of the recent turmoil in the financial sector and the related tightening of the financing markets, he no longer believes that 19X will be in position to consummate its pending acquisition of CKX at the current price of $12.00 per share. The Company added that, given the time needed to complete the proxy process and obtain stockholder approval, a closing by the current October 31st deadline is no longer possible.
Mr. Sillerman further informed the Company that despite the difficult economic climate, he intends to continue to pursue a transaction and intends to approach the Board with an alternate acquisition proposal, either through purchase, merger, tender offer or other acquisition structures, by no later than the October 31st transaction deadline.
Pursuant to the terms of the existing merger agreement, 19X has until October 31, 2008, to complete the transaction. In light of the information provided by Mr. Sillerman and the impending October 31 deadline, the Board of Directors of the Company is reviewing CKX’s alternatives and will consider any proposal presented to it, including a revised proposal by Mr. Sillerman.
Under the terms of the merger agreement, 19X agreed to acquire CKX at a price of $12.00 per share in cash. 19X, Inc. is a private company owned and controlled by Robert F.X. Sillerman, the Chairman and CEO of CKX, and Simon R. Fuller, a director of CKX and the CEO of 19 Entertainment Ltd, a wholly-owned subsidiary of CKX.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 22, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.

	By: Name:	/s/ Jason K. Horowitz Jason K. Horowitz
	Title:	Senior Vice President

DATE: September 23, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated September 22, 2008